Exhibit 99.1
Cidara Therapeutics Announces Proposed Rights Offering

Rights Offering will be available to all stockholders and 2018 warrant holders of record on January 21, 2020

$30.0 million to be raised, fully backstopped

SAN DIEGO, Jan. 10, 2020 -- Cidara Therapeutics, Inc. (Nasdaq: CDTX) (“Cidara”) today announced its intent to raise $30.0 million through a fully backstopped rights offering.  Under the terms of the rights offering, investors as of January 21, 2020 in Cidara’s common stock and preferred stock, as well as the holders of Cidara’s warrants issued on May 21, 2018, will receive a subscription right entitling them to purchase their pro rata share of the $30.0 million offering amount. The rights offering will be fully backstopped by BVF Partners L.P. and Stonepine Capital, LP, each of which have agreed to purchase, at a minimum, its respective as-converted pro rata share of the offering amount, plus an additional amount of securities that are not subscribed for by other purchasers in the rights offering, for a total of up to $30.0 million.

Under the proposed rights offering (the “Rights Offering”), Cidara plans to distribute non-transferable subscription rights to purchase a portion of a share of Cidara’s common stock (“Common Stock”) for each outstanding share of Common Stock, Common Stock issuable upon conversion of the outstanding shares of Cidara’s Series X convertible preferred stock (“Series X Preferred”), and Common Stock issuable upon the exercise of Common Stock Purchase Warrants issued by Cidara on May 21, 2018 (“Warrants”), at $2.51 per share, which is a 15% discount to the 30-day volume weighted average price of Cidara’s common stock, to such security holders of record as of the close of business on January 21, 2020 (the “Record Date”). The subscription rights will be exercisable for an aggregate of up to 11,952,191 shares of Common Stock and up to 1,195,219 shares of Series X Preferred, with participation to be allocated among holders of its Common Stock, Series X Preferred and Warrants on a pro rata basis (assuming full conversion of the Series X Preferred into shares of Common Stock and the full exercise of the Warrants into shares of Common Stock), subject to the aggregate offering threshold and ownership limitations.  The subscription rights may be exercised only during the anticipated subscription period of Wednesday, January 22, 2020, through 5:00 PM (New York time) on Monday, February 10, 2020, unless extended.   Any participant in the Rights Offering that, by exercise of its subscription right would become a holder of greater than 9.99% of the outstanding number of shares of Common Stock following the Rights Offering may elect to instead purchase Series X Preferred.  Cidara intends to sell the Series X Preferred at $25.10 per share, and any such holder so electing would have a right to purchase one one-tenth of a share of Series X Preferred for each share of Common Stock it had a right to purchase under the subscription rights.  Each share of Series X Preferred are, subject to certain limitations, convertible into 10 shares of Common Stock at the election of the holder. The Series X Preferred generally have no voting rights, except as required by law, and will participate pari passu, on an as-converted basis, with any distribution of proceeds to holders of Common Stock in the event of Cidara’s liquidation, dissolution or winding up.

The Rights Offering will be made pursuant to Cidara’s effective shelf registration statement on file with the Securities and Exchange Commission (“SEC”) and only by means of a prospectus supplement and accompanying prospectus. Cidara expects to mail subscription certificates evidencing the subscription rights and a copy of the prospectus supplement and accompanying prospectus for the Rights Offering shortly following the Record Date.

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

BVF Partners L.P., Cidara’s largest stockholder, currently owning approximately 7.9% of the outstanding Common Stock (and approximately 21.1% on an as-converted basis), and Stonepine Capital, LP, a security holder of Cidara (together, the “Backstop Parties”), will together backstop the Rights Offering and have agreed to purchase up to $30.0 million of Common Stock at the subscription price per share of $2.51, and/or Series X Preferred at a price of $25.10 per share in a private placement promptly at the conclusion of the Rights Offering, with the dollar amount to be purchased in such private placement reduced by the dollar amount sold by Cidara (including to BVF Partners L.P. and Stonepine Capital, LP) in the Rights Offering.

Cantor Fitzgerald & Co. will serve as financial advisor to Cidara in the rights offering.

About Cidara Therapeutics

Cidara is a clinical-stage biotechnology company focused on the discovery, development and commercialization of novel anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. Cidara is currently advancing its novel echinocandin antifungal, rezafungin acetate, in a Phase 3 clinical trial for the first-line treatment of candidemia and/or invasive candidiasis (ReSTORE). Cidara is also advancing a second Phase 3 trial of once-weekly rezafungin for prophylaxis against invasive fungal infections in patients undergoing allogeneic blood and marrow transplantation (ReSPECT) initially in Europe and Canada. In addition to its robust rezafungin clinical program, Cidara is applying its proprietary Cloudbreak(R) platform to develop antiviral conjugates (AVCs) for the prevention and treatment of influenza and other viral diseases. The Cloudbreak platform is designed to discover compounds that both directly kill pathogens and direct a patient’s immune system to attack and eliminate pathogens. Cidara is headquartered in San Diego, California.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “may,” “plan” or “will”.  Forward-looking statements in this release include, but are not limited to, statements regarding plans, amounts and timing for the Rights Offering and the private placement to the Backstop Parties. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the availability of, and participation in, financing opportunities.  These and other risks are identified in our filings with the SEC, including without limitation our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and in other filings subsequently made by Cidara with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com

MEDIA CONTACT:
Karen O’Shea, Ph.D.
LifeSci Public Relations
(929) 469-3860
koshea@lifescipublicrelations.com